EX-99.B16-ASTRCLA

                        UNITED ASSET STRATEGY FUND, INC.
                                 Class A Shares

     The formula used to calculate the total return is:

                n
        P(1 + T)  = ERV

       Where :  P = $1,000 initial payment
                T = Average annual total return
                n = Number of years
              ERV = Ending redeemable value of the $1,000 investment for the periods shown.

                                                   With        Without
                                             Sales Load     Sales Load
                                               Deducted       Deducted

For the one-year period from October 1, 1995 to September 30, 1996:

                P =                              $1,000         $1,000
                n =                                   1              1
              ERV =                             $937.86        $995.07
                T =                              -6.21%         -0.49%

For the period from March 9, 1995 to
  September 30, 1996:

                P =                              $1,000         $1,000
                n =                               1.564          1.564
              ERV =                           $1,026.17      $1,088.78
                T =                               1.67%          5.59%